EXHIBIT 4.1(a)

BEAR ISLAND PAPER COMPANY, L.L.C.

BEAR ISLAND FINANCE COMPANY II

Issuers

BEAR ISLAND TIMBERLANDS COMPANY, L.L.C.

AND

CRESTAR BANK

Trustee

SUPPLEMENTAL INDENTURE

Dated as of November 11, 2003

This SUPPLEMENTAL INDENTURE, dated as of November 11,, 2003 (this “Instrument”), is by and among Bear Island Paper Company, L.L.C. (the “Company”), Bear Island Finance Company II (“FinCo”), Bear Island Timberlands Company, L.L.C. (“Timberlands” and, together with the Company and FinCo, the “Group”), and Crestar Bank, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Group and the Trustee are parties to that certain Indenture, dated as of December 1, 1997 (the “Indenture”), pursuant to which the Company issued $100,000,000 in principal amount of Senior Secured Notes due 2007 (the “Notes”); and

WHEREAS, Section 901 of the Indenture provides, among other things, that any member of the Group and the Trustee may amend or supplement the Indenture without the consent of any Holders to correct any provision in the Indenture; and

WHEREAS, the Board of Directors of the Company has determined that the Indenture should be supplemented to correct an incorrect cross reference in the defined term “Permitted Liens”; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company and of the Trustee necessary to make this supplemental indenture a valid instrument legally binding on the members of the Group and the Trustee, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the members of the Group and the Trustee covenant and agree as follows:

ARTICLE 1

Supplement and Effectiveness

SECTION 1.01. Supplement. This supplemental indenture is supplemental to the Indenture and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 1.02. Effectiveness. This Instrument is effective immediately upon its execution and delivery by each member of the Group and the Trustee.

ARTICLE 2

Amendment

SECTION 2.01. “Permitted Liens”. Clause (b) of the defined term “Permitted Liens” under Section 101 of the Indenture is hereby amended and restated in its entirety as follows:

“(b) Liens on property or assets of such Credit Party or any of its Restricted Subsidiaries securing (i) Indebtedness and other obligations under the Bank Credit Agreement in a principal amount not to exceed the principal amount of the outstanding Indebtedness permitted by clause (a) of the definition of “Permitted Indebtedness” and (ii) Indebtedness and other obligations under the Timberlands Loan and the Hancock Loan;”

ARTICLE 3

General Provisions

SECTION 3.01. Ratification. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

SECTION 3.02. Indenture Remains in Full Force and Effect. This Instrument is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

SECTION 3.03. GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INSTRUMENT.

SECTION 3.04. Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

SECTION 3.05. Counterparts. The parties may sign any number of copies of this Instrument. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be duly executed, all as of the date first written above.

BEAR ISLAND PAPER COMPANY, L.L.C.

By:	/s/ Edward D. Sherrick

Name: Edward D. Sherrick Title: Vice President of Finance

BEAR ISLAND FINANCE COMPANY II

By:	/s/ Edward D. Sherrick

Name: Edward D. Sherrick Title: Vice President of Finance

BEAR ISLAND TIMBERLANDS COMPANY, L.L.C.

By:	/s/ Edward D. Sherrick

Name: Edward D. Sherrick Title: Vice President of Finance

BRANT-ALLEN INDUSTRIES, INC.

By:	/s/ Edward D. Sherrick

Name: Edward D. Sherrick Title: Senior Vice President

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SUNTRUST BANK, (successor by merger to Crestar Bank) as Trustee

By:	/s/ Nancy C. Harrison

Name: Nancy C. Harrison Title: Vice President

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